Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-80319, 333-50448, 333-60396, 333-118804, 333-163780, 333-192703, 333-221810 and 333-152939 on Form S-8 of our reports dated March 24, 2021, relating to the consolidated financial statements and financial statement schedule of Semtech Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of an accounting standard effective January 28, 2019), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2021.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 24, 2021